Exhibit 99.2
Q2 2026 Prepared Remarks
This was a strong quarter for Match Group and an

Total Revenue

Q2 2026

$853M

(1)% vs. Q2 2025

Direct Revenue

Q2 2026

$840M

(1)% vs. Q2 2025

Net Income

Q2 2026

$171M

+36% vs. Q2 2025

20% Margin

Adjusted EBITDA

Q2 2026

$331M

+14% vs. Q2 2025

39% Margin

Payers

Q2 2026

13.3M

(6)% vs. Q2 2025

RPP

Q2 2026

$21.13

+6% vs. Q2 2025

Operating Cash Flow

YTD Jun 30, 2026

$564M

Free Cash Flow

YTD Jun 30, 2026

$527M

important one for Tinder®.
Over the past year, our priority at Tinder has been
making the product work better for users. That includes
improving our recommendation algorithms, introducing
lower-pressure ways to connect like Double Date and
Modes, and up-leveling Trust and Safety.
Monthly Active User (“MAU”) declines have narrowed
significantly since we began this work, supported by a
better product experience that is improving user
outcomes and increasing engagement. Daily Active User
(“DAU”) trends have also improved meaningfully, and we
expect them to turn positive year-over-year (“Y/Y”) any
day now. This is a huge milestone for us – it will be the
first time that Tinder has had positive Y/Y usage in more
than three years.
To reach our ultimate goal of returning to MAU growth,
we need to drive more reconsideration through product
innovation and marketing. That means giving the millions
of singles who've used Tinder before, and those who’ve never tried, more reasons to download the app. Tinder’s second-half roadmap is geared to do exactly that.
Meanwhile, Hinge® continues to deliver strong growth with meaningful runway across product innovation, international expansion, and monetization. And at E&E, which now stands for "Everyone
Everywhere," we are sharpening the strategy and applying more of Match Group’s shared capabilities.
We delivered these improvements while maintaining strong financial performance, with Total Revenue down just 1% and Adjusted EBITDA growing 14% Y/Y, and we’ve continued to return meaningful capital to shareholders at the same time.
Execution Is Accelerating at Tinder
Before I joined, Tinder was not shipping features quickly enough to keep pace with evolving user expectations. That has changed. AI has accelerated execution across product development lifecycles, enabling us to move faster and execute against an ambitious second-half roadmap designed around how Gen Z wants to connect.
Our internal research shows that nearly half of singles ages 18 to 29 want to share in-person experiences with people who could become closer connections. Yet for a generation that grew up online, making that transition into real life can still feel hard. That is why we are doubling down on more social, lower-pressure ways for users to connect in real life.
1 Source: Internal Tinder survey of non-Tinder users.

•Our Events feature is an important
component of that strategy. It gives
users a dedicated place inside Tinder to
discover local activities, see who else is
interested before attending, and
continue connecting afterward. We
began piloting Events in Los Angeles in
March, and since then, more than 60
events have brought Tinder users
together in person.
We see the value of Events extending far beyond those who attend. Bringing more real-world connection into the experience can help shift perception of Tinder, and the category more broadly, giving singles a reason to reconsider and try the app.
Early signals support that potential: roughly three in five people who do not use Tinder today say Events would make them more likely to do so, and a similar share say it would make connecting feel easier. Over half also describe the experience as something uniquely Tinder1.
During the Los Angeles pilot, 71% of eligible users ages 18 to 24 engaged with the in-app
Events tab, and more than half of users who visited the tab returned the following week. Based on that success, Events is now live in nine additional cities across the U.S. and Europe, with plans to reach 26 cities by the end of September. Today, we are scaling Events through a low-
cost model built primarily around partnerships with leading event providers.
•Missed Connections brings the in-app
and real-world experiences together by
surfacing a weekly curated set of profiles in
a dedicated tab based on who users
crossed paths with in the prior week. It’s
now testing in Canada and Australia, and
creating a more serendipitous way to
discover someone new while continuing to
prioritize user safety and privacy. AI helped
this team move from idea to final product in
just a few weeks, compressing what would
typically be a multi-month development
process.
•We are also expanding how users discover people inside Tinder. In Canada, we are testing a new text-based Search feature to help users find people they are interested in more efficiently.
Early adoption is promising, with approximately 10% of exposed users submitting a search and tens of thousands of searches generated in the first few weeks.
At the same time, we continue to improve our recommendation algorithms. Earlier this year, updates to our algorithms for straight women drove significant gains in Sparks and Sparks Coverage.

In mid-July, we rolled out an updated version that is delivering further engagement improvements, and we are now extending these updates to straight men and LGBTQ+ users, where we expect to see similar benefits over time.
We are also testing more ambitious changes to our core discovery section and profile quality, including a reimagined user experience with more contextual and individually engaging profile elements and AI-powered profile building.
Together, these changes are supported by Tinder’s first full rebrand in nearly a decade. Now live globally, the more modern Tinder identity includes a new logo, color palette, wordmark, typography, and visual identity. This gives Tinder a fresh new look, and early results have been positive with nearly all engagement metrics improving post rollout.
Tinder’s richer product roadmap is creating a steady cadence of new marketing moments, giving users more reasons to reconsider the app as it evolves. In the U.S., recent Music Mode and Astrology
Mode campaigns have helped improve new registrations among women. We have also shifted our strategy more towards lower-funnel channels, which now represent roughly half of our total spend, up from 30% last year, and we believe that shift is helping trends among women. In the second half of the year, we plan to build on that momentum with targeted marketing around Events, Modes, and Search.
Employee engagement at Tinder is higher than it’s been in years, reinforcing a belief I’ve held throughout my career: Great people, properly motivated, build great products, and that’s exactly what we are seeing at Tinder.

Continued Progress in Key Markets and Demos at Tinder
In Q2, improvements to the Tinder

Tinder Key Metrics (Y/Y)

	Q2 '25	Q3 '25	Q4 '25	Q1 '26	Q2 '26
Sparks	(8)%	(8)%	(7)%	(4)%	(4)%
Sparks Coverage	+2%	+2%	+3%	+5%	+2%
Daily Active Users	(9)%	(10)%	(10)%	(8)%	(4)%
Monthly Active Users	(10)%	(10)%	(9)%	(8)%	(7)%
Direct Revenue	(4)%	(3)%	(3)%	+2%	(1)%
Direct Revenue FXN	(5)%	(4)%	(5)%	(3)%	(2)%

Note: Foreign Exchange ("FX") Neutral ("FXN").

experience continued to translate into
stronger engagement, particularly in
key markets and demos, and those
trends strengthened further in July.
DAU declined 4% Y/Y in Q2, its best
result in the past 10 quarters and a
significant improvement from
declines of roughly 10% less than a
year ago, while global user retention
increased 1% Y/Y. In July, DAU
improved for the fifth consecutive
month to down nearly 2.5% Y/Y.
Together, these metrics show that as
the experience improves, users are
more likely to return, whether the next day to continue a conversation or the next month to make a new connection.
Sparks and Sparks Coverage remain important indicators of whether Tinder is helping users form meaningful connections. In Q2, both metrics were broadly stable versus Q1, globally and among women. Sparks declined 4% Y/Y in Q2, while Sparks Coverage grew 2% Y/Y  as we began to comp over product improvements from last year. The stability in Q2 shows the product improvements we’ve made are having a lasting impact. Following the mid-July rollout of the latest version of Tinder’s recommendation algorithms, Sparks and Sparks Coverage have moved substantially higher through month-end.
We also saw improvement in MAU. MAU declined 7% Y/Y in Q2, one point better than the 8% decline in Q1, with the biggest gains in our most important markets and user demos.
Y/Y MAU trends improved across each of Tinder’s top five revenue countries. In the U.S., its largest market, declines slowed by approximately 2.5 points in Q2 compared to Q1. We saw similar progress among women, where MAU improved across all major geographic regions and age groups, with global MAU among women down 8% Y/Y in Q2, three points better than the 11% Y/Y decline in Q1.
As MAU improves, we’re seeing that directly translate into improved Y/Y Direct Revenue and Payer trends over time. Payer Penetration, the percentage of MAU paying for a subscription or à la carte
(“ALC”) feature, was up Y/Y in Q2 both globally and across Tinder’s top five revenue countries in aggregate, and Direct Revenue per MAU was up 6% Y/Y globally. While we don’t expect these metrics to move in lockstep every quarter, given that some user experience tests and monetization initiatives can have short-term impacts to Payers or revenue, the longer term trend is clear and gives us confidence that continued MAU improvement should support better Payer and revenue results over time.

Hinge
Hinge continues to be the best example in our portfolio of product-led growth at scale. Hinge has strong product-market fit with intentioned daters, and its “designed to be deleted” promise is clear. The team is disciplined about building against one objective: helping users get out on great dates.
Global MAU grew 13% Y/Y in Q2, driven by strong growth in its expansion markets. In core markets, where Hinge remains a top downloaded app and has achieved significant scale, MAU remained relatively flat Y/Y while revenue continued to grow double-digits in aggregate.
The team is focused on further strengthening its position in core markets through product innovation and brand storytelling that supports the evolving needs of Gen Z daters. In the U.S., the Can’t Believe
We Met On Hinge brand marketing campaign speaks to the vulnerable emotion behind dating, where the process can feel frustrating, but the desire for a meaningful relationship remains strong. Early results are encouraging, driving a positive lift in overall registrations and, in particular, among young women, as well as a measurable impact on brand sentiment.
Hinge is still expected to reach $1 billion in revenue in 2027, and we see three primary drivers of that growth: product innovation, international expansion, and monetization runway.
First, product innovation. Hinge continues to improve the core experience across the dating journey, from self-expression and discovery, to early engagement on the app, to ultimately meeting in person.
•Friend’s Take, which officially launched in mid-
July, brings the people who know you best into
an individual’s dating experience. Friends and
family can contribute text, voice, video, and
photo reflections to a user’s profile that help
create a richer, more authentic picture of who
someone is.
•The team is improving recommendation
algorithms, with a particular focus on the
women’s experience, and testing features like
Your Type Lately in select markets, which lets
daters describe what they are looking for in their
own words, from hobbies to personal values.
Gen Z daters learn more about what they are
looking for as they date. This approach clarifies
who a user is drawn to right now, and adjusts recommendations for that user.
•For returning users, Prefilled Basics lets people who deleted their accounts pick up where they left off instead of starting from scratch. It is a simple change that reduces friction for intentioned daters to re-enter the ecosystem and start having relevant experiences and success more quickly.
•AI is also becoming more important to building the Hinge experience. The team is building its first reinforcement-learning model to better understand when a user may need help and what kind of help will be most useful, whether that is a nudge, tip, or other prompt at the right
2 Hinge’s European expansion markets are: France, Germany, Austria, Switzerland, Denmark, Finland, Sweden, Norway, Spain, Italy,
Netherlands, and Belgium.
3 Source: Sensor Tower. Combined downloads across Apple App Store and Google Play Store. Among all dating apps as defined by Match
Group.

moment. Over time, we see a path for this to become a broader personalization layer across
Hinge.
•And finally, Signals makes effort and follow-
through more visible, recognizing and rewarding
daters who demonstrate thoughtful participation,
which is particularly important for women. The
Signals badge also creates a new surface area
for value creation, allowing subscribers to filter
on only those users with a badge. Signals is
driving meaningful outcomes for users,
including more conversations, while
incentivizing better behavior, like sending likes
with comments. Signals also led to a 15%
increase in selfie verification for existing users
in tests.
Second, international expansion. Hinge grew Direct
Revenue 86% Y/Y across its European expansion
markets2, and maintained the number one downloaded3 position in aggregate across those markets in
Q2. Hinge also entered six new European countries during Q2. Beyond Europe, we continue to see meaningful runway in Latin America, where Hinge has entered four new countries, building on the momentum in Brazil and Mexico. India is also an important expansion market for Hinge, supported by already strong organic growth and representing the brand’s first meaningful push into Asia.
Third, monetization. We see significant runway for future monetization through both further payer penetration and monetization optimizations over time at Hinge. We also plan to begin testing an additional subscription tier in Q3. The goal for Hinge is to create offerings that are new, differentiated, and highly relevant to women, that are worth paying for.
Stepping back, Hinge is already a strong business, but the long-term opportunity remains large. The team is executing, and they are doing it in a way that stays anchored in what makes Hinge distinct:
helping intentioned daters get off the app and into great dates.

E&E, which now stands for “Everyone Everywhere”
Over the past quarter, we completed a deeper review of E&E and have established a clearer direction for the portfolio. E&E, which now includes our two Asia-based businesses, Pairs™ and Azar®, serves distinct audiences across community, geography, identity, lifestyle, and life stage. With the major platform migrations now complete, the portfolio has a stronger foundation to execute from.
Moving forward, E&E has sharper brand-by-brand priorities with a greater emphasis on user outcomes and ecosystem health. We are making more deliberate investment choices and aligning resources behind the brands and capabilities with the strongest long-term potential.
E&E brands are benefitting from shared Match Group capabilities, including Trust and Safety, recommendation algorithms, cross-sell, centralized marketing, consumer research, and more.
Under 1MG, we are building shared capabilities that can support multiple brands over time. For example, we expect Tinder Events to power in-app events for BLK by Q4, with the potential to extend the capability to other E&E brands in ways tailored to their audiences. We are also integrating analytics and performance marketing, while increasing collaboration in recommendations and Trust and Safety.
There is still work ahead, but the early progress we’re seeing gives us confidence that E&E is moving in the right direction. We look forward to sharing more in the coming quarters.
Final Thoughts
I’ll leave you with this. Our mission is rooted in a simple truth: humans need humans. At a time when technology often pulls people further into their screens, we are building products that help people form meaningful connections in the real world.
Our progress this quarter demonstrates our sustainable-growth flywheel is working. Product innovation, increasingly powered by AI and 1MG, is delivering better user outcomes. Those outcomes strengthen engagement, retention, and ecosystem health, which supports audience growth and, over time, stronger financial performance.
Our job now is to keep every part of that flywheel turning faster and convert better experiences into sustainable growth. That's how Revitalize becomes Resurgence.

Q2 2026 Financial Performance
We’re pleased with our Q2 results. Revenue was in line with our expectations, and Adjusted EBITDA exceeded expectations.
As a reminder, we reorganized the business into three segments: Tinder, Hinge, and E&E, which now includes our Azar and Pairs businesses. Historical periods have been recast in the supplemental materials available on our IR website. Unless otherwise noted, all amounts are on an as reported basis and comparisons will be discussed on a Y/Y basis. More details can be found in the financial table below.
In Q2, Match Group’s Total Revenue was $853 million, down 1%, down 2% FXN. FX was $2 million worse than expected at the time of our last earnings call. Payers declined 6% to 13.3 million, while
RPP increased 6% to $21.13. Indirect revenue was $13 million, down 28%, reflecting lower spend from top advertisers compared to a strong Q2 last year, as well as some reallocation of spend during the World Cup. In Q2, Match Group’s Adjusted EBITDA was $331 million, up 14%, representing an
Adjusted EBITDA margin of 39%.
•Tinder Direct Revenue in Q2 was $457 million, down 1% and down 2% FXN. Q2 Direct
Revenue includes an approximately $8 million negative impact from user experience tests and product changes in the quarter. Payers declined 5% to 8.5 million, consistent with our expectations. RPP increased 4% to $17.90. Adjusted EBITDA in the quarter was $233 million, down 5%, representing an Adjusted EBITDA margin of 50%.
•Hinge Direct Revenue in Q2 was $204 million, up 22% and up 20% FXN. Payers increased
17% to 2.0 million, and RPP increased 4% to $33.11. Adjusted EBITDA was $79 million, up
48%, representing an Adjusted EBITDA margin of 39%.
4 Leverage is calculated utilizing the non-GAAP measure Adjusted EBITDA as the denominator. For a reconciliation of the non-GAAP measure for each period presented, see page 12.
5 As defined on page 14.

•E&E Direct Revenue in Q2 was $179 million, down 17% and down 17% FXN. Payers declined
21% to 2.7 million, while RPP increased 4% to $22.24. The revenue impact from Azar’s app redesign was approximately $5 million better than we anticipated at the time of our last earnings call. Adjusted EBITDA was $54 million, up 69%, representing an Adjusted EBITDA margin of 30%.
Consolidated Operating Costs and Expenses
Including stock-based compensation (“SBC”) expense, total operating expenses in Q2 were down 9%.
•Cost of revenue decreased 16% and represented 24% of Total Revenue, down four points as a percentage of Total Revenue, primarily driven by alternative payment savings.
•Selling and marketing costs increased $10 million, or 7%, up one point as a percentage of
Total Revenue to 19%, as a result of increased marketing spend at Tinder and Hinge, partially offset by reduced marketing spend at E&E.
•General and administrative costs decreased 22%, down three points as a percentage of
Total Revenue to 12%, driven by lower headcount-related costs, including SBC, and lower legal expenses.
•Product development costs were flat Y/Y and as a percentage of Total Revenue, at 13%.
•Depreciation and amortization decreased by $5 million to $24 million.
Capital Allocation & Liquidity
Our trailing twelve-month gross leverage4 was 2.7x and net leverage was 2.2x at the end of Q2. We ended the quarter with $584 million of cash, cash equivalents, and short-term investments on hand, and used $424 million of cash to pay off the exchangeable notes that matured in June.
Year-to-date through Q2, we generated Operating Cash Flow of $564 million and Free Cash Flow
(“FCF”) of $527 million. We repurchased 7.3 million shares at an average price of $34 per share, for a total of $245 million, paid $91 million in dividends, and deployed $92 million of cash towards net settlement of employee equity awards, equating to 81% of FCF. Between July 1 and July 31, 2026, we repurchased an additional 430 thousand shares at an average price of $38 per share, for a total of
$16 million. As of July 31, 2026, we’ve reduced diluted shares outstanding5 by 5% Y/Y. Our capital allocation strategy remains unchanged, prioritizing investment in the business to drive growth, returning capital to shareholders through buybacks and the dividend, and selective M&A.
6 Forward rate as of July 28, 2026.

Financial Guidance
Q3 2026
We expect Q3 Total Revenue for Match Group of $885 million to $895 million, down 2% to 3% Y/Y.
This range assumes a one-point headwind from FX6. FXN, we expect Total Revenue to be down 1%
to 2% Y/Y. Q3 Total Revenue guidance assumes a $10 million negative impact from Tinder’s user experience tests and product changes, and a $15 million negative impact from lower Azar Direct
Revenue as a result of the required app redesign. We expect Indirect Revenue to be approximately
$15 million in the quarter.
We expect Match Group Adjusted EBITDA of $330 million to $335 million, representing a 10% Y/Y increase and an Adjusted EBITDA margin of 37% at the mid-points of the ranges.

	Total Revenue	Adjusted EBITDA

Q3 2026	$885 to $895 million	$330 to $335 million
FY 2026
We expect Match Group Total Revenue to be near the mid-point of the guidance range provided in
February on an as reported basis, and at-or-above the mid-point FXN. We now expect FX to be an approximately half-point tailwind to full-year Total Revenue, a half-point worse than we expected when we provided our guidance in February. We continue to expect full-year Indirect Revenue to decline in the mid-teens percent.
We expect Adjusted EBITDA to be at-or-above the high end of our guidance range provided in
February and Adjusted EBITDA margin to exceed our 37.5% target, benefitting from better Tinder
Direct Revenue trends, alternative payment optimizations, and cost discipline across the company, partially offset by incremental marketing spend at Tinder and Hinge in Q3 and Q4.
At Tinder, we expect Direct Revenue to decline in the low-single-digit percents, an improvement from our full-year guidance provided in February. We expect Tinder user experience tests and product changes to be a $30 million to $40 million negative impact to Direct Revenue, less than the $60 million impact we included in our initial guidance.
At Hinge, we expect Direct Revenue to be in line with our full-year guidance provided in February.
At E&E, our full-year guidance in February, inclusive of Azar and Pairs, would have been Direct
Revenue declines in the low double-digits, and Adjusted EBITDA margin in the mid-to-high 20%s. We now expect E&E Direct Revenue to decline in the mid-teens percent, primarily due to the Azar app redesign, and Adjusted EBITDA margin to be in the high 20%s.
We expect FCF to be at the high end of our guidance range provided in February.
We expect SBC expense to be $230 million to $240 million for the full year, a $20 million improvement at the mid-point of the range versus our initial guidance, reflecting continued discipline on headcount-
related costs.

Appendix
Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended June 30, 2026
	Tinder	Hinge	Everyone Everywhere	Corporate & unallocated costs	Eliminations	Total Match Group

	(Dollars in thousands)
Net income attributable to Match Group, Inc. shareholders						$170,546
Add back:
Income tax provision(a)						44,102
Other income (expense), net(a)						(11,579)
Interest expense(a)						42,381
Operating income (loss)(b)	$210,890	$63,094	$21,001	$(49,535)	$—	$245,450
Stock-based compensation expense	20,432	14,446	13,799	13,344	—	62,021
Depreciation	1,677	1,903	10,763	982	—	15,325
Amortization of intangibles	—	—	8,531	—	—	8,531
Adjusted EBITDA	$232,999	$79,443	$54,094	$(35,209)	$—	$331,327

Revenue	$469,413	$203,533	$181,981	$—	$(1,822)	$853,105
Net Income Margin						20%
Operating Income Margin(b)	45%	31%	12%	NA	NA	29%
Adjusted EBITDA Margin	50%	39%	30%	NA	NA	39%

	Three Months Ended June 30, 2025
	Tinder	Hinge	Everyone Everywhere	Corporate & unallocated costs	Eliminations	Total Match Group
	(Dollars in thousands)
Net income attributable to Match Group, Inc. shareholders						$125,478
Add back:
Income tax provision(a)						32,227
Other expense, net(a)						4,056
Interest expense(a)						32,160
Operating income (loss)(b)	$216,968	$38,926	$(4,659)	$(57,314)	$—	$193,921
Stock-based compensation expense	23,722	14,044	16,061	13,640	—	67,467
Depreciation	5,524	865	10,123	1,549	—	18,061
Amortization of intangibles	—	—	10,498	—	—	10,498
Adjusted EBITDA	$246,214	$53,835	$32,023	$(42,125)	$—	$289,947

Revenue	$476,701	$167,505	$220,504	$—	$(972)	$863,738
Net Income Margin						15%
Operating Income (Loss) Margin(b)	46%	23%	(2)%	NA	NA	22%
Adjusted EBITDA Margin	52%	32%	15%	NA	NA	34%
______________________
(a) These items are not allocated to a segment.
(b) At a segment level, the closest GAAP measure is operating income as items outside operating income are not allocated to segments.

Reconciliation of Operating Cash Flow to Free Cash Flow

Six months ended June 30, 2026

(In thousands)
Net cash provided by operating activities	$564,199
Capital expenditures	(37,698)
Free Cash Flow	$526,501
Reconciliation of Net Income to Adjusted EBITDA used in Leverage Ratios

Twelve months ended June 30, 2026
(In thousands)
Net income attributable to Match Group, Inc. shareholders	$707,781
Add back:
Net income attributable to noncontrolling interests	22
Income tax provision	155,721
Other income, net	(40,684)
Interest expense	165,041
Stock-based compensation expense	240,929
Depreciation	56,779
Impairment and amortization of intangibles	59,870
Adjusted EBITDA	$1,345,459
Reconciliation of Forecasted Net Income to Forecasted Adjusted EBITDA

Three Months Ended September 30, 2026
(In millions)
Net income attributable to Match Group, Inc. shareholders	$175 to $180
Add back:
Income tax provision	41
Other income, net	(5)
Interest expense	42
Stock-based compensation expense	58
Depreciation and amortization of intangibles	19
Adjusted EBITDA	$330 to $335

Revenue	$885 to $895
Net Income Margin (at the mid-point of the ranges)	20%
Adjusted EBITDA Margin (at the mid-point of the ranges)	37%

Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange
Effects

	Three Months Ended June 30,
	2026	$ Change	% Change	2025

	(Dollars in millions, rounding differences may occur)
Total Revenue, as reported	$853.1	$(10.6)	(1)%	$863.7
Foreign exchange effects	(6.6)
Total Revenue, excluding foreign exchange effects	$846.5	$(17.2)	(2)%	$863.7

Direct Revenue, as reported	$839.9	$(5.5)	(1)%	$845.5
Foreign exchange effects	(6.5)
Direct Revenue, excluding foreign exchange effects	$833.4	$(12.0)	(1)%	$845.5

Tinder Direct Revenue, as reported	$457.5	$(3.7)	(1)%	$461.2
Foreign exchange effects	(6.1)
Tinder Direct Revenue, excluding foreign exchange effects	$451.4	$(9.8)	(2)%	$461.2

Hinge Direct Revenue, as reported	$203.5	$36.0	22%	$167.5
Foreign exchange effects	(1.9)
Hinge Direct Revenue, excluding foreign exchange effects	$201.6	$34.1	20%	$167.5

E&E Direct Revenue, as reported	$178.9	$(37.9)	(17)%	$216.8
Foreign exchange effects	1.5
E&E Direct Revenue, excluding foreign exchange effects	$180.5	$(36.3)	(17)%	$216.8

	Three Months Ended March 31,				Three Months Ended December 31,
	2026	$ Change	% Change	2025	2025	$ Change	% Change	2024

	(Dollars in millions, rounding differences may occur)
Tinder Direct Revenue, as reported	$454.7	$7.3	2%	$447.4	$463.8	$(12.2)	(3)%	$476.0
Foreign exchange effects	(20.5)				(13.3)
Tinder Direct Revenue, excluding foreign exchange effects	$434.2	$(13.2)	(3)%	$447.4	$450.4	$(25.6)	(5)%	$476.0

	Three Months Ended September 30,				Three Months Ended June 30,
	2025	$ Change	% Change	2024	2025	$ Change	% Change	2024

	(Dollars in millions, rounding differences may occur)
Tinder Direct Revenue, as reported	$490.6	$(12.6)	(3)%	$503.2	$461.2	$(18.8)	(4)%	$479.9
Foreign exchange effects	(8.2)				(6.2)
Tinder Direct Revenue, excluding foreign exchange effects	$482.4	$(20.8)	(4)%	$503.2	$454.9	$(25.0)	(5)%	$479.9

Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	7/31/2026
Share Price		$39.41
Absolute Shares		229.6

Equity Awards
Options	$20.79	0.1
RSUs and subsidiary denominated equity awards		7.7
Total Dilution - Equity Awards		7.8
Outstanding Warrants
Warrants expiring on September 15, 2026 (5.0 million outstanding)	$129.39	—
Warrants expiring on April 15, 2030 (7.1 million outstanding)	$129.45	—
Total Dilution - Outstanding Warrants		—

Total Dilution		7.8
% Dilution		3.3%
Total Diluted Shares Outstanding		237.3
______________________
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the options are settled net of the option exercise price and employee withholding taxes, as is our practice, and the dilutive effect is presented as the net shares that would be issued upon exercise.
Withholding taxes paid by the Company on behalf of the employees upon exercise is estimated to be $2.8 million, assuming the stock price in the table above and a 50% estimated employee withholding tax rate.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are settled net of employee withholding taxes, as is our practice, and the dilutive effect is presented as the net number of shares that would be issued upon vesting. Withholding taxes paid by the Company on behalf of the employees upon vesting is estimated to be
$302.9 million, assuming the stock price in the table above and a 50% withholding rate.
All market-based awards reflect the expected shares that will vest based on current market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at
June 30, 2026.
Exchangeable Senior Notes — The Company has one series of Exchangeable Senior Notes outstanding. In the event of an exchange, the Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares.
At the time of the Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of the Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of the Exchangeable Senior Notes. No dilution is reflected in the table above for the Exchangeable Senior Notes because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of the outstanding Exchangeable Senior Notes and the 2026 Exchangeable Notes,
the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above. The warrants expiring on September 15, 2026 related to the 2026
Exchangeable Notes.

Non-GAAP Financial Measures
Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Revenue Excluding Foreign
Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The
Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the
GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted EBITDA is defined as net income attributable to Match Group, Inc. shareholders excluding: (1) net income attributable to noncontrolling interests; (2) income tax provision or benefit; (3) other income (expense), net; (4) interest expense; (5) depreciation; (6) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable and (ii) gains and losses recognized on changes in fair value of contingent consideration arrangements, as applicable; and (7) stock-based compensation expense. We believe Adjusted EBITDA is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes certain expenses. At a segment level, the closest GAAP measure is operating income as items outside operating income are not allocated to segments.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA Margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA Margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash
Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.
Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash, and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted EBITDA.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match
Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of RSUs, performance-
based RSUs, and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Additional Definitions
Tinder consists of the world-wide activity of the brand Tinder®.
Hinge consists of the world-wide activity of the brand Hinge®.
Everyone Everywhere (“E&E”) consists of the world-wide activity of the brands Match®, Meetic®, OkCupid®, Plenty Of
Fish®, Pairs™, Azar®, BLK®, Chispa™, The League®, Upward®, Salams®, HER™, and other smaller brands.
Retention measures the share of existing users who remain active after 30 days.
Sparks is the number of users engaging in six-way conversations on Tinder in a given week. When presented on a monthly, quarterly or year-to-date basis, Sparks represents the average of the weekly values for the respective period presented.
Sparks Coverage is the percentage of active Tinder users who experience a Spark in a given period and is average Sparks for the period divided by average weekly active users in the period.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, a majority of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level and a business unit level to the extent a business unit consists of multiple brands, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Daily Active User (“DAU”) is the average daily number of unique registered users at a brand level who has visited the brand’s app or, if applicable, their website in the past seven days as of any given day. When presented on a monthly, quarterly or year-to-date basis, DAU represents the average of the daily DAU values for the respective period presented. At a consolidated level and a business unit level to the extent a business unit consists of multiple brands, duplicate users will exist within DAU when the same individual visits multiple brands in a given day.

Monthly Active User (“MAU”) is a unique registered user at a brand level who has visited the brand’s app or, if applicable, their website in the given month. For measurement periods that span multiple months, the average of each month is used. At a consolidated level and a business unit level to the extent a business unit consists of multiple brands, duplicate users will exist within MAU when the same individual visits multiple brands in a given month.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted EBITDA for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted EBITDA for the period referenced.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
These prepared remarks and our conference call, which will be held at 5:00 p.m. Eastern Time on August 4, 2026, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All
statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,”
“expects,” “plans,” “believes,” “will,” and “would,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match
Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: failure to retain existing users or add new users, or if users do not convert to paying users; competition; risks related to our restructuring and reorganization activities; our ability to attract and retain users through cost-effective marketing efforts; our reliance on a variety of third-party platforms, in particular, mobile app stores; our ability to realize reductions in in-app purchase fees;
inappropriate actions by certain of our users could be attributed to us or may not be adequately prevented by us;
dependence on our key personnel; volatile global economic conditions; operational and financial risks in connection with acquisitions; impairment charges related to our intangible assets; operations in various international markets, including certain markets in which we have limited experience; foreign currency exchange rate fluctuations; challenges in measuring our user metrics and other estimates; the limited operating history of our newer brands and services makes it difficult to evaluate our current business and future prospects; impacts of climate change; the integrity of our and third parties’ systems and infrastructure; cyberattacks on our systems and infrastructure and cyberattacks experienced by third parties; our ability to access, collect, and use personal data about our users; breaches or unauthorized access of personal and confidential or sensitive user information that we maintain and store; challenges with properly managing the use of artificial intelligence;
risks related to credit card payments; risks related to our use of “open source” software; complex and evolving U.S., foreign, and international laws and regulations; our ability to protect our intellectual property rights or accusations that we infringe upon the intellectual property rights of others; adverse outcomes in litigation; risks related to our taxation in multiple jurisdictions; risks related to our indebtedness; and risks relating to ownership of our common stock. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of these prepared remarks. Match Group does not undertake to update these forward-looking statements.